Exhibit 10.6(j)

100 Campus Drive, Suite 200E Florham Park, NJ 07932

PERSONAL AND CONFIDENTIAL

August 6, 2019

Mr. Cliff Skelton

764 J Avenue

Coronado, CA 92118

Dear Cliff:

As we have discussed, except as otherwise expressly provided herein, this letter is intended to supplement the original terms and conditions stated in your offer letter dated May 21, 2019 and accepted by you on May 22, 2019 (“Offer Letter”).

Effective as of the date opposite your signature below (“Effective Date”), your position will be the Chief Executive Officer (“CEO”) of Conduent Incorporated (“Conduent”) on an interim basis until the Board of Directors (the “Board”) designates a permanent CEO. As CEO, you will also be appointed to serve as a member of Conduent’s Board. In the event your employment with Conduent ceases for any reason, or you no longer hold the position of CEO, you agree to promptly submit your written resignation as a member of the Board of Directors and to take such other action as may be reasonably requested by Conduent to document the change in your Board of Director membership status.

Your compensation will remain the same as set forth in the Offer Letter. If you hold the position of CEO on March 1, 2020, your compensation will be reviewed and evaluated at or near that time by the Compensation Committee of the Board for any adjustments that the Compensation Committee deems appropriate.

With respect to your Special Severance Arrangement in the Offer Letter, it is agreed and understood that should Conduent hire a new or permanent CEO following the Effective Date, or should Conduent decide to return you to the Chief Operating Officer position you previously held reporting directly to the CEO, such action will not constitute “good reason” as defined in the Offer Letter under any circumstances and you will not be eligible for enhanced severance.

All other terms and conditions set forth in your Offer Letter remain in full force and effect and constitute valid and binding obligations on the parties.

Please indicate your understanding, agreement and acceptance of the foregoing by marking the appropriate box and signing below.

Sincerely,

Jeff Friedel

Chief People Officer

I ☑ Accept ☐ Decline this offer:

/s/ Cliff Skelton	8/6/19
Signature	Effective Date